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                                                                   EXHIBIT  4.04


FLEET                                                    Mail Stop: NH DE 01102A
     COMMERCIAL BANKING                                  1155 Elm Street
                                                         Manchester, NH 03101


                                  May 31, 2001

Nashua Corporation
11 Trafalgar Square, 2nd Floor
Nashua, NH 03063

Rittenhouse Paper Company
250 South Northwest Highway
Parkridge, IL 60068

Rittenhouse, L.L.C.
250 South Northwest Highway
Parkridge, IL 60068

                                RE: MODIFICATION

Ladies and Gentlemen:

         Reference is hereby made to that certain Revolving Credit and Term Loan Agreement dated April 14, 2000 as amended by letter agreements dated October 23, 2000 and February 28, 2001, respectively (as amended, the "Credit Agreement") by and among Nashua Corporation ("Nashua"), Rittenhouse, L.L.C. ("Rittenhouse"), Rittenhouse Paper Company ("RPC") (Nashua, Rittenhouse and RPC are referred to individually as a "Borrower" and collectively as the "Borrowers") and Fleet National Bank (successor by merger to Fleet Bank-NH) ("Fleet"), as a Lender and as an Agent for itself and the other Lender, LaSalle Bank National Association ("LaSalle") and other lenders from time to time as a party thereto (collectively, the "Lenders"). Capitalized terms used herein which are not otherwise defined, shall have the meaning given to such terms in the Credit Agreement.

         The purpose of this correspondence is to set forth the terms and conditions of the Lenders' agreement to modify the requirement that the Borrowers provide, among other things, Five Million Dollars worth of additional collateral to the Lenders by a date certain. Accordingly, the Borrowers and the Lenders agree to amend the Credit Agreement and other Loan Documents as follows:

          1. Paragraph 9 of the Letter Agreement between the Borrowers and the Lenders dated February 28, 2001 is hereby amended to read as follows:

         "Upon the request of any of the Lenders, the Borrowers shall provide and grant the Lenders, within thirty (30) days of such request, with a first priority security interest in additional Collateral in the form of additional machinery and equipment of Nashua or Rittenhouse with an orderly liquidation value of at least Five Million Dollars ($5,000,000). The Borrowers agree to execute and deliver any and all documents that any Lender requests to carry out the foregoing, including, without limitation, an amendment to the Loan Documents, additional financing statements, an opinion of counsel (including Delaware counsel) and a detailed listing of said machinery and equipment, all of which must be in form and substance acceptable to the Lenders."


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May 31, 2001
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         2. The Borrowers hereby grant to and confirm unto the Agent, as collateral agent for the Lenders, a security interest in or mortgage upon the Collateral described in the Security Documents to secure the Obligations, as they may be amended, modified, extended, restated or renewed from time to time, and the terms and conditions of said Security Documents are hereby ratified and confirmed.

         This Letter Agreement shall constitute an amendment to the terms and conditions of the Loan Documents as well as the Credit Agreement. All references to the Loan Documents, shall hereinafter refer to such documents as amended. The provisions of the Loan Documents, as modified herein, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.

         The Borrowers shall execute and deliver such additional documents and do such other acts as the Lenders may reasonable require to implement the intent of this Letter Agreement fully. The Borrowers shall pay all costs and expenses, including but not limited to, attorneys' fees, incurred by the Lenders in connection with this Letter Agreement. To the extent not otherwise paid from the Revolving Credit Loan, the Agent, at its option, but without any obligation to do so, may advance funds to pay any such costs and expenses that are the obligations of the Borrowers, and all such funds advanced shall bear interest at the highest rate provided in any Notes. This Letter Agreement may be executed in several counterparts by the Borrowers and the Lenders, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

         If the foregoing is acceptable, please sign below to indicate your consent and agreement to the above.

                                            Very truly yours,


                                            FLEET NATIONAL BANK (successor by
                                            Merger to FLEET BANK-NH), as Agent



/s/ Marybeth Bighinatti                     By: /s/ John A. Hopper
----------------------------------              --------------------------------
Witness                                         John A. Hopper, Its Duly
                                                Authorized Senior Vice President


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May 31, 2001
Page 3


         Agreed and consented to:


                                            NASHUA CORPORATION



/s/ Marybeth Bighinatti                     By: /s/ John L. Patenaude
---------------------------------               --------------------------------
Witness                                         John L. Patenaude, Its Duly
                                                Authorized V.P. Finance and CFO



                                            RITTENHOUSE PAPER COMPANY


/s/ Marybeth Bighinatti                     By: /s/ John L. Patenaude
---------------------------------               --------------------------------
Witness                                         John L. Patenaude, Its Duly
                                                Authorized V.P. Finance and CFO



                                            RITTENHOUSE, L.L.C.


/s/ Marybeth Bighinatti                     By: /s/ John L. Patenaude
---------------------------------               --------------------------------
Witness                                         John L. Patenaude, Its Duly
                                                Authorized V.P. Finance and CFO




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